Exhibit 15(i) under Form N-1A
                                           Exhibit 1(iv) under Item 601/Reg. S-K
                                   EXHIBIT V
                                     to the
                               Distribution Plan

                         WORLD INVESTMENT SERIES, INC.
                      FEDERATED INTERNATIONAL GROWTH FUND
                                 CLASS A SHARES


       This Distribution Plan is adopted by between World Investment Series, Inc. with respect to the Class of Shares of the Federated International Growth Fund set forth above.
       In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of the Class A Shares of Federated International Growth Fund held during the month.
       Witness the due execution hereof this 1st day of March, 1997.


                              World Investment Series, Inc.


                              By: /s/ Richard B. Fisher
                                  President